Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Hooper Holmes, Inc.

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-57769) and on Form S-8 (No. 333-72422, No. 333-57771, No. 333-04785 and No. 33-53086) of Hooper Holmes, Inc. of our report dated February 26, 2003, relating to the consolidated balance sheets of Hooper Holmes, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Hooper Holmes, Inc.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” effective January 1, 2002.

/s/    KPMG LLP

KPMG LLP

Short Hills, New Jersey

March 31, 2003